Exhibit 99.1

E.K. Ranjit

Chief Financial Officer

Digimarc Corporation

503-495-4625

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Corporation Announces Fourth Quarter and Fiscal Year 2003 Results

Tualatin, OR – February 24, 2004 – Digimarc Corporation (NASDAQ: DMRC) today announced its results for the fourth quarter and fiscal year ended December 31, 2003.

Digimarc’s total revenue for the fiscal year ended December 31, 2003 was $85.6 million, or 1% lower as compared to $86.6 million for the prior fiscal year. The company reported net income for the year of $1.5 million, or diluted earnings per share of $0.08, as compared to a net loss of $8.7 million, or diluted net loss per share of $0.50 in 2002.

Total revenue for the fourth quarter of 2003 was $19.1 million, or 8% lower as compared to $20.8 million for the fourth quarter of 2002. For the fourth quarter, the company reported net loss of $70,000, or net loss per basic and diluted share of $0.00 based on 20.06 million weighted average shares outstanding for the quarter.  This compares with a net loss of $225,000 or net loss per basic and diluted share of $0.01 based on 17.57 million weighted average shares for the comparable period of 2002.

Total operating expenses for 2003 were $38.2 million, or 14% lower as compared to $44.4 million for 2002.  Total operating expenses for the fourth quarter were $8.9 million as compared to $9.3 million for the fourth quarter of 2002. The decreased expenses for fiscal year 2003 over the comparable period for the prior year were primarily a result of continuing consolidation and streamlining of operations.

For the fourth quarter and full year 2003, the company reported earnings which were lower than the revised guidance released by the company on January 20, 2004 due to the discovery, during the company’s closing process and audit, of inventory and accounts payable posting errors related to the company’s new accounting system. The errors, which have been identified and corrected, led management to overestimate anticipated earnings per share for the fourth quarter and full year 2003 in the company’s previously released revised guidance.  Prior periods were not affected.

“We are disappointed by the failure to meet guidance in Q4 and the subsequent uncertainties brought about by problems in our accounting system conversion. It is a very unfortunate closing scene on a year in which we made great financial progress,” stated Bruce Davis, chairman and CEO of Digimarc.  “On the financial front, our focus throughout the year was on the bottom line, which improved by $10.2 million, or $0.58 per share, without any growth in revenues.  Prior to the events of the fourth quarter, we had logged three consecutive quarters of increased profits and seven consecutive quarters of improved financial performance.  The improved earnings resulted from substantial improvement in gross margin and effective expense management.”

Business Outlook

The following statements concerning projections of future financial performance are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially. These statements do not include the potential impact of any investments outside the ordinary course of business or mergers and acquisitions.

Updated First Quarter and Full Year 2004 Guidance

We are increasing our revenue guidance range for first quarter 2004 to $23 million to $24 million from our previous guidance range of $20 million to $21 million as a result of our announcement today of booking an international voter identification project. We anticipate shipment from this project to be completed in the first quarter of 2004. We are increasing our guidance for full year 2004 revenues to $94 million to $97 million from our previous guidance range of $92 million to $95 million.  Revenues are highly dependent on a number of factors including, but not limited to, general economic conditions, the company’s ability to predict card issuance volumes from existing state drivers license programs, the company’s ability to secure new contracts, the political and competitive environment in countries in which the company seeks business, changes in customer order or usage patterns, and changes in the demand for the company’s products and services.

We expect gross margins in the first quarter of 2004 to be in the range of 38 to 43 percent. Gross margin may be higher or lower than expected due to a number of factors including, but not limited to, competitive pricing actions, changes in estimated product costs, and changes in the company’s estimated revenue mix.

We expect combined operating expenses for research, development and engineering and selling, general and administrative of approximately $9.0 million to $9.5 million in the first quarter of 2004. Operating expenses, particularly certain marketing and compensation-related expenses, vary depending on the level of revenue and profits.

We expect other income, consisting mainly of interest income, to be approximately $175,000 in the first quarter of 2004, assuming no material change in average cash balances or interest rates from the fourth quarter ending cash balance. We expect to record a provision for income taxes of approximately $50,000 during the first quarter of 2004 that relates to taxes payable in foreign locations. Income taxes for domestic operations are expected to be zero during the same period due to offsetting net operating loss carry forward benefits the company has from prior periods.

Based on the above assumptions, we estimate diluted earnings per share to be in the range of $0.02 to $0.04 for the first quarter of 2004 based on 20.90 million weighted average shares.  For the full year 2004, we expect diluted earnings per share to be in the range of $0.30 to $0.35 based on 21.25 million weighted average shares.

Conference Call:

Digimarc will hold its fourth quarter and full year 2003 earnings conference call today, Tuesday, Feb. 24, 2004, at 2 p.m. PST/5 p.m. EST.  The call will feature Bruce Davis, Digimarc chairman and CEO, Paul Gifford, Digimarc president and COO, and E.K. Ranjit, Digimarc CFO.

As in the past, the event will be open to the general public and the media. The call will be broadcast live by Web cast at www.digimarc.com and www.streetevents.com. At Digimarc’s Web address, the call will be available by clicking on the “Q4 Earnings Release Conference Call” icon on the “Investor Relations Events” page.  This Web cast will also be available for later listening at www.digimarc.com/investor/events.asp and www.streetevents.com for two weeks following the live call.  Thereafter, the Web cast will be archived and available at http://www.digimarc.com/investor/events.asp under the subcategory “Webcast Archive.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 141 issued U.S. patents with nearly 3,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London and Vienna. Please go to www.digimarc.com for more company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to financial guidance for Digimarc’s first fiscal quarter ending March 31, 2004 and fiscal year ending Dec. 31, 2004, statements relating to implications from corrections to certain implementation process and accounts payable posting errors in connection with the company’s new accounting systems and processes, and other statements containing words such as “believes,” “expects,” “estimates” or “anticipates” and words of similar import or statements of management’s opinion.  These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to, among other things, unforeseen difficulties with the company’s new accounting systems and processes, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends.  More detailed information about risk factors that may affect actual results of the company is set forth in filings by Digimarc with the Securities and Exchange Commission, including, but not limited to, in the company’s Form 10-Q for the fiscal quarter ended Sept. 30, 2003, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview,” “Critical Accounting Policies and Estimates,” “Liquidity and Capital Resources,” “Risks Related to Our Business” and “Risks Related to Our Market.”  Guidance offered by Digimarc represents a point-in-time estimate made by management of Digimarc.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise or update any forward-looking statements, including guidance, in order to reflect events or circumstances that may arise after the date of this press release, whether they arise as a result of new information, future events, or otherwise.

Digimarc Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:
Digimarc Digital Watermarking (DWM)	$2,044	$2,891	$9,305	$10,621
Digimarc ID Systems (DIDS)	17,024	17,917	76,313	75,996
Total revenues	19,068	20,808	85,618	86,617

Cost of revenues	10,338	11,962	46,283	51,950

Gross profit	8,730	8,846	39,335	34,667
Percentage of gross profit to total revenues	45.8%	42.5%	45.9%	40.0%

Operating expenses:
Research, development and engineering	967	1,930	6,195	9,916
Selling, general and administrative	7,821	6,877	30,683	32,159
Restructuring charges	—	—	—	493
Stock-based compensation	113	447	1,291	1,828
Total operating expenses	8,901	9,254	38,169	44,396

Operating income (loss)	(171)	(408)	1,166	(9,729)

Other income (expense), net	151	183	567	1,040
Income (loss) before provision for income taxes	(20)	(225)	1,733	(8,689)
Provision for income taxes	50	—	203	—
Net income (loss)	$(70)	$(225)	$1,530	$(8,689)

Net income (loss) per share - basic	$(0.00)	$(0.01)	$0.08	$(0.50)
Net income (loss) per share - diluted	$(0.00)	$(0.01)	$0.08	$(0.50)

Weighted average shares basic	20,057	17,573	18,572	17,361
Weighted average shares diluted	20,057	17,573	19,351	17,361

Digimarc Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$48,426	$30,382
Restricted cash	1,976	15,702
Short-term investments	28,231	7,090
Total cash, cash equivalents and investments	78,633	53,174
Accounts receivable, net	13,516	15,133
Inventory, net	5,739	5,091
Other current assets	2,227	3,107
Total current assets	100,115	76,505

Long-term assets, net	62,311	55,962
Total assets	$162,426	$132,467

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,671	$8,008
Accrued payroll and related costs	969	1,387
Deferred revenue	3,160	3,732
Other current liabilities	235	69
Total current liabilities	11,035	13,196

Other long-term liabilities	1,286	7

Stockholders’ equity	150,105	119,264
Total liabilities and stockholders’ equity	$162,426	$132,467